Exhibit 2

CHEVRON

EMPLOYEE SAVINGS INVESTMENT PLAN

FINANCIAL STATEMENTS

AND SUPPLEMENTAL SCHEDULES

TOGETHER WITH REPORT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

DECEMBER 31, 2011 AND 2010

MORRIS, DAVIS & CHAN LLP

Certified Public Accountants

CHEVRON EMPLOYEE SAVINGS INVESTMENT PLAN

TABLE OF CONTENTS

PAGE
Report of Independent Registered Public Accounting Firm	1

Financial Statements:

Statements of Net Assets Available for Benefits as of December 31, 2011 and 2010	2 - 3

Statements of Changes in Net Assets Available for Benefits for the Years Ended December 31, 2011 and 2010	4 - 5

Notes to Financial Statements	6 - 16

Supplemental Schedules:

Schedule H - Part IV, Line 4(i) - Schedule of Assets Held for Investment Purposes as of December 31, 2011	17

Schedule H - Part IV, Line 4(j) - Schedule of Reportable Transactions for the Year Ended December 31, 2011	18

i

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Plan Participants and Plan Administrator

Chevron Employee Savings Investment Plan:

We have audited the accompanying statements of net assets available for benefits of the Chevron Employee Savings Investment Plan (the Plan) as of December 31, 2011 and 2010, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2011 and 2010, and the changes in net assets available for benefits for the years then ended in conformity with U.S. generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of assets held for investment purposes as of December 31, 2011 and reportable transactions for the year ended December 31, 2011, are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedules are the responsibility of the Plan’s management. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ Morris, Davis & Chan LLP

Oakland, California

June 19, 2012

CHEVRON EMPLOYEE SAVINGS INVESTMENT PLAN

STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS

DECEMBER 31, 2011

(thousands of dollars)

	Participant Directed	Non-Participant Directed		Total
		Allocated	Unallocated
Assets
Investments - at fair value:
Chevron Corporation common stock
Allocated to participants	$—	$8,744,192	$—	$8,744,192
Unallocated	—	—	198,352	198,352
Corporate common stock	3,144	—	—	3,144
Registered investment companies	7,087,231	—	—	7,087,231
Cash equivalents	240	—	18,420	18,660

Total investments	7,090,615	8,744,192	216,772	16,051,579

Receivables:
Notes receivable from participants	133,976	—	—	133,976
Receivable from Atlas Energy, Inc. Investment Savings Plan	13,505	49	—	13,554
Due from broker	93	—	—	93

Total receivables	147,574	49	—	147,623

Total assets	7,238,189	8,744,241	216,772	16,199,202

Liabilities
Due to broker	47	—	—	47
Interest payable	—	—	2,146	2,146
ESOP notes payable	—	—	58,574	58,574

Total liabilities	47	—	60,720	60,767

Net assets available for benefits	$7,238,142	$8,744,241	$156,052	$16,138,435

The accompanying notes are an integral part of these financial statements.

CHEVRON EMPLOYEE SAVINGS INVESTMENT PLAN

STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS

DECEMBER 31, 2010

(thousands of dollars)

	Participant Directed	Non-Participant Directed		Total
		Allocated	Unallocated
Assets
Investments - at fair value:
Chevron Corporation common stock
Allocated to participants	$—	$8,082,562	$—	$8,082,562
Unallocated	—	—	216,637	216,637
Corporate common stock	3,536	—	—	3,536
Registered investment companies	6,574,920	—	—	6,574,920
Debt instruments	30	—	—	30
Cash equivalents	235	—	15,720	15,955

Total investments	6,578,721	8,082,562	232,357	14,893,640

Receivables:
Notes receivable from participants	129,645	—	—	129,645
Due from broker	59	—	—	59

Total receivables	129,704	—	—	129,704

Total assets	6,708,425	8,082,562	232,357	15,023,344

Liabilities
Due to broker	448	—	—	448
Interest payable	—	—	2,623	2,623
ESOP notes payable	—	—	71,590	71,590

Total liabilities	448	—	74,213	74,661

Net assets available for benefits	$6,707,977	$8,082,562	$158,144	$14,948,683

The accompanying notes are an integral part of these financial statements.

CHEVRON EMPLOYEE SAVINGS INVESTMENT PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

YEAR ENDED DECEMBER 31, 2011

(thousands of dollars)

	Participant Directed	Non-Participant Directed		Total
		Allocated	Unallocated
Additions
Contributions:
Employer contributions	$—	$262,612	$—	$262,612
Participant contributions	226,202	90,970	—	317,172
Participant rollovers	67,191	13,721	—	80,912

Total contributions	293,393	367,303	—	660,696

Investment income
Net appreciation in fair value of investments	20,514	1,349,088	33,420	1,403,022
Interest	2	—	2	4
Dividends	74	258,317	6,497	264,888

Total investment income	20,590	1,607,405	39,919	1,667,914

Interest on notes receivable from participants	5,410	—	—	5,410

Total additions	319,393	1,974,708	39,919	2,334,020

Deductions
Distribution to participants	560,008	553,248	—	1,113,256
Interest expense	—	—	4,291	4,291
Administrative fees	2,401	154	—	2,555

Total deductions	562,409	553,402	4,291	1,120,102

Interfund transfers	759,676	(759,676)	—	—

Intra-plan transfers	—	—	(37,720)	(37,720)

Net increase (decrease)	516,660	661,630	(2,092)	1,176,198
Transfer of plan assets from
Atlas Energy, Inc. Investment Savings Plan	13,505	49	—	13,554

Net assets available for benefits:
Beginning of year	6,707,977	8,082,562	158,144	14,948,683

End of year	$7,238,142	$8,744,241	$156,052	$16,138,435

The accompanying notes are an integral part of these financial statements.

CHEVRON EMPLOYEE SAVINGS INVESTMENT PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

YEAR ENDED DECEMBER 31, 2010

(thousands of dollars)

	Participant Directed	Non-Participant Directed		Total
		Allocated	Unallocated
Additions
Contributions:
Employer contributions	$2	$253,274	$—	$253,276
Participant contributions	219,398	90,343	—	309,741
Participant rollovers	56,702	13,071	—	69,773

Total contributions	276,102	356,688	—	632,790

Investment income
Net appreciation in fair value of investments	639,796	1,295,090	39,206	1,974,092
Interest	10	—	4	14
Dividends	76	256,243	9,487	265,806

Total investment income	639,882	1,551,333	48,697	2,239,912

Interest on notes receivable from participant	6,113	—	—	6,113

Total additions	922,097	1,908,021	48,697	2,878,815

Deductions
Distribution to participants	478,213	442,611	—	920,824
Interest expense	—	—	8,342	8,342
Administrative fees	2,250	141	—	2,391

Total deductions	480,463	442,752	8,342	931,557

Interfund transfers	324,683	(324,683)	—	—

Intra-plan transfers	—	—	(97,193)	(97,193)

Net increase (decrease)	766,317	1,140,586	(56,838)	1,850,065
Net assets available for benefits:
Beginning of year	5,941,660	6,941,976	214,982	13,098,618

End of year	$6,707,977	$8,082,562	$158,144	$14,948,683

The accompanying notes are an integral part of these financial statements.

CHEVRON EMPLOYEE SAVINGS INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

NOTE 1 - Description of the Plan

The following description of the Chevron Employee Savings Investment Plan (ESIP or the Plan), provides only general information. Participants should refer to the Plan document or Summary Plan Description for a more complete description of the Plan’s provisions.

The Plan is a defined contribution plan that is intended to be a qualified profit-sharing plan under section 401(a) of the Internal Revenue Code (the Code), a qualified cash or deferred arrangement under section 401(k) of the Code, and, effective December 1, 1989, to include a leveraged Employee Stock Ownership Plan (ESOP) qualified under section 4975(e)(7) of the Code.

Plan Merger. On December 31, 2011, the Atlas Energy, Inc. Investment Savings Plan (Atlas Plan) merged with and into the ESIP, and assets of $13,553,711 (inclusive of notes receivable from participants of $263,831) were transferred to Vanguard Fiduciary Trust Company, which is the trustee who provides recordkeeping, education and advice, and certain investment management services for the ESIP. Active employees who were eligible to participate in the Atlas Plan as of December 31, 2011 commenced participation in the ESIP under the provisions of the ESIP that are generally applicable to all eligible employees. In addition, terminated employees, alternate payees and beneficiaries who transferred their Atlas Plan balance to the ESIP as of December 31, 2011 are eligible for the applicable provisions of the ESIP.

Plan Sponsor/Administrator. Chevron Corporation (the Corporation) is the Plan Sponsor and the Plan Administrator of the ESIP. It has the authority to appoint one or more trustees to hold the assets of the Plan and to appoint a recordkeeper. In its capacity as fiduciary, the Corporation makes such rules, regulations and computations and takes whatever action is necessary to administer the Plan in accordance with provisions of the Code and the Employee Retirement Income Security Act of 1974 (ERISA), as amended.

Eligibility. Employees of the Corporation and each other participating company (Company) or employees who are represented by a labor organization that has bargained for and agreed to participation in the Plan are eligible to join the Plan if they are on the U.S. payroll.

CHEVRON EMPLOYEE SAVINGS INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

NOTE 1 - Description of the Plan (Continued)

Contributions. Participants may contribute up to 75 percent of regular pay as combined basic (1 or 2 percent) and supplemental (up to 73 percent) contributions. For both 2011 and 2010, the maximum contribution amount on a before-tax and Roth 401(k) basis was the annual IRC limit of $16,500 for participants under age 50 and $22,000 for participants age 50 and up. The Plan has a fixed match feature. The Company will match 4 percent of regular pay on the first 1 percent of the participant’s basic contribution to the Plan or 8 percent of regular pay on the first 2 percent of the participant’s basic contribution to the Plan. Both participant and company match contributions to the Plan ceased when a participant reached regular pay of $245,000 for either the year 2011 or 2010.

Participant Accounts. Contributions are invested in funds within a number of Plan accounts. Employee contributions are comprised of basic and supplemental contributions and rollover contributions from other qualified retirement plans or from a rollover IRA, on a pre-tax, after-tax, or Roth 401(k) basis.

The Company matching contribution is made in Chevron stock to participants’ Leveraged ESOP or Chevron Stock accounts. Thereafter, in accordance with such procedures as the Corporation shall prescribe, a participant may elect to transfer the Chevron stock from the Company matching contribution to other investment funds, according to the Plan’s exchange rules. Participants may elect to receive dividends on shares in their Leveraged ESOP and Chevron Stock accounts as a taxable distribution, or reinvest the dividends into their account. Dividends on Leveraged ESOP shares that remained in the Plan were reinvested into the participants’ ESOP accounts or into their Chevron Stock accounts. Employees are always fully vested in all contributions to their accounts, as well as the investment income earned from all contributions to the Plan.

Trustee. Vanguard Fiduciary Trust Company (Vanguard) is the trustee of the Plan. Vanguard is also the Plan’s recordkeeper. The trustee has the authority to manage the assets of the Plan in accordance with its terms and those of the trust agreement.

Leveraged ESOP. In December 1989, the ESOP borrowed a total of $1 billion from several banks and used the proceeds of the loans to purchase 14.1 million shares of the Corporation’s Common Stock from the Corporation. In October 1991, these loans were completely refinanced by the ESOP’s issuance to the public of registered debt securities. In July 1999, the outstanding ESOP debt was completely refinanced extending the ESOP term through the year 2016. Subsequently, accelerated principal payments were made, reducing the loan payment period to end by the year 2014. The ESOP indebtedness is guaranteed by the Corporation and will be repaid using dividends paid on the shares acquired by the ESOP

CHEVRON EMPLOYEE SAVINGS INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

NOTE 1 - Description of the Plan (Continued)

Leveraged ESOP (Continued)

and Company contributions. To enforce the ESOP’s obligation to pay holders of the registered debt securities, the holders have no recourse against the assets of the ESOP except that, to the extent permitted by the Code and ERISA, the holders will have rights to any cash contributions made by the participating companies to satisfy the ESOP’s obligations under the registered debt securities and to any earnings attributable to the investment of such contributions. In light of the limited recourse that holders of the registered debt securities have against the ESOP, purchasers of the registered debt securities are cautioned to rely solely upon the creditworthiness of the Corporation and its obligations under its guarantee of the ESOP’s indebtedness. The estimated fair market value of the notes outstanding as of December 31, 2011 and December 31, 2010 was $65,064,750 and $81,835,083, respectively. The rate on the loans as of December 31, 2011 and 2010 was fixed at 7.327%.

The final installment of principal on the notes is due January 1, 2014. The scheduled amortization of the loan and the remainder of the amortization period as of December 31, 2011 and 2010 are as follows:

2010
2012	$16,270,554
2013	19,524,665
2014	22,778,775

$58,573,994

2010
2011	$13,016,443
2012	16,270,554
2013	19,524,665
2014	22,778,775

$71,590,437

CHEVRON EMPLOYEE SAVINGS INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

NOTE 1 - Description of the Plan (Continued)

Leveraged ESOP (Continued)

Unallocated ESOP shares are held in a suspense account and secure the Corporation’s guarantee of the ESOP indebtedness. As payments of principal and interest are made on the ESOP debt, shares are released from the suspense account. These released shares will be valued at the then current market price for allocation to participants who elect to contribute 1 or 2 percent of their regular pay to the Plan.

Notes Receivable from Participants. The Plan loan provision allows participants to borrow funds from their Plan account, subject to certain restrictions and limitations. Participants may borrow up to the lesser of $50,000 or 50% of their total vested account balance or the value of the account(s) used to fund the loan. The minimum loan is $1,000. The minimum term for repayment of any loan is 6 months and the maximum term is 5 years. However, the maximum term for repayment of a loan to purchase the participant’s principal residence is 25 years. Loans bear a fixed rate of interest equal to 2 percent plus the average one-year jumbo certificate of deposit rate, as published in The Wall Street Journal on the last Wednesday of the preceding month. Interest rates charged during 2011 and 2010 ranged from 2.98% to 12.00%. Most loan repayments are made through payroll deductions and the principal and interest paid by the participants are reinvested in the participants’ accounts. Notes receivable from participants totaled $133,975,803 and $129,644,877 as of December 31, 2011 and 2010, respectively.

Plan Termination. The Corporation expects to continue the ESIP indefinitely, but has the authority to amend or terminate the ESIP at any time. In the event of a plan termination, the trust fund shall continue until any previously unallocated assets of the Plan are allocated to accounts and distributed to participants or beneficiaries in accordance with applicable law and pursuant to written rules and procedures adopted by the Corporation prior to such termination. In addition, upon plan termination, neither the Corporation nor any other person shall have a liability or obligation to provide additional benefits. Participants or beneficiaries shall obtain benefits solely from the trust fund. The trustee will sell the shares of the Corporation’s Common Stock then held in the ESOP suspense account and apply the proceeds (together with any other assets in the suspense account) either to repay the ESOP indebtedness or to satisfy its obligation to indemnify the Corporation as guarantor of the indebtedness for any payments that must be made under the guarantee of the indebtedness. Any shares or proceeds remaining after the satisfaction of the obligations described in the preceding sentence will be allocated to the participants’ accounts and the value of such allocation will be offset against any future obligations of the Corporation to make Company contributions to the ESIP.

CHEVRON EMPLOYEE SAVINGS INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

NOTE 1 - Description of the Plan (Continued)

Plan Expenses. Trustee and recordkeeping fees are netted from the net asset values. Administrative expenses relating to the Plan, including audit fees, are paid by the Plan. Certain Chevron employee and administrative costs are being reimbursed to the Corporation by the Plan.

NOTE 2 - Summary of Significant Accounting Policies

Accounting Pronouncements

Accounting Pronouncement Adopted

In January 2010, Accounting Standard Update (ASU) 2010-06, Improving Disclosures about Fair Value Measurements, expanded the required disclosures about fair value measurements. ASU 2010-06 requires separate disclosure of significant transfers into and out of Level 1 and Level 2, along with reasons for such transfers; and presentation of fair value disclosures by “nature and risk” class for all fair value assets and liabilities effective for 2010 reporting; and separate presentation of gross purchases, sales, issuances, and settlements in the Level 3 reconciliation effective beginning with 2011 reporting. The Plan’s financial statements are presented to conform to the applicable requirements of ASU 2010-06. See Note 3 – Fair Value Measurements.

Accounting Pronouncement Issued but Not Yet Adopted

In May 2011, the Financial Accounting Standards Board (FASB) issued ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS, to converge U.S. GAAP and International Financial Reporting Standards on fair value measurements and disclosures. The amended guidance changes several aspects of the fair value measurement guidance in FASB Accounting Standards Codification 820, Fair Value Measurement (ASC 820), including information about valuation techniques and unobservable inputs used in Level 3 fair value measurements and a narrative description of the sensitivity of Level 3 measurements to changes in unobservable inputs. The amended guidance must be applied prospectively and is effective beginning after December 15, 2011. ASU 2011-04 will not impact the Plan’s financial statements as there are no Level 3 investments held as of year end.

The following are the significant accounting policies followed by the Plan:

Basis of Accounting. The financial statements of the ESIP are presented on the accrual basis of accounting.

CHEVRON EMPLOYEE SAVINGS INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

NOTE 2 - Summary of Significant Accounting Policies (Continued)

Investment Valuation and Income Recognition. Investments are reported at fair value, which is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Investments in the core and supplemental options are valued on each business day on which the New York Stock Exchange is open for trading to reflect contributions, distributions, income, expenses, gains and losses. The difference between cost and market value represents unrealized appreciation or depreciation as of the reporting date. The valuation of the underlying securities in the Vanguard Brokerage Option are determined by Vanguard Brokerage Service daily. ESOP shares released from the suspense account are allocated based on the then-current market value.

Net appreciation (depreciation) in fair value of investments includes realized gains (losses) and unrealized appreciation (depreciation).

Realized gains (losses) on investments are based on sales proceeds less average cost. Sales and purchases between participants are included in realized gains (losses). Security purchases and sales are recorded as of the trade date for such transactions.

Dividend income earned on investments held and interest income earned on funds pending investment are recorded on an accrual basis.

Notes Receivable from Participants. Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Delinquent notes receivable from participants are reclassified as distributions based upon the terms of the Plan document.

Use of Estimates. The preparation of financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Subsequent Events. The Plan’s financial statements have been evaluated for subsequent events or transactions. The Corporation has determined that there are no subsequent events or transactions that require adjustments to or disclosures in the financial statements.

CHEVRON EMPLOYEE SAVINGS INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

NOTE 3 - Fair Value Measurements

ASC 820, Fair Value Measurements and Disclosures, establishes a framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of the fair value hierarchy under ASC 820 are described below:

Level 1:	Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Plan has the ability to access.

Level 2:	Inputs to the valuation methodology include:

• Quoted prices for similar assets or liabilities in active markets;

• Quoted prices for identical or similar assets or liabilities in inactive markets;

• Inputs other than quoted prices that are observable for the asset or liability; and

• Inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3:	Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

Following is a description of the valuation methodologies used for assets and liabilities measured at fair value. There have been no changes in the methodologies used at December 31, 2011 and 2010.

•	Common stocks and debt instruments are valued at the closing price reported on the active market on which the individual securities are traded.

•	Shares of registered investment companies are valued at the net asset value of shares held by the Plan at year end.

•	Cash equivalents are valued at cost, which approximates fair value.

CHEVRON EMPLOYEE SAVINGS INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

NOTE 3 - Fair Value Measurements (Continued)

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The following tables set forth by level, within the fair value hierarchy, the Plan’s investments at fair value as of December 31, 2011 and 2010:

	Investments at Fair Value (in thousands) as of December 31, 2011
	Level 1	Level 2	Level 3	Total
Common stocks	$8,945,688	$—	$—	$8,945,688
Registered investment companies	7,087,231	—	—	7,087,231
Cash equivalents	18,660	—	—	18,660

Total investments, at fair value	$16,051,579	$—	$—	$16,051,579

	Investments at Fair Value (in thousands) as of December 31, 2010
	Level 1	Level 2	Level 3	Total
Common stocks	$8,302,735	$—	$—	$8,302,735
Registered investment companies	6,574,920	—	—	6,574,920
Debt instruments	30	—	—	30
Cash equivalents	15,955	—	—	15,955

Total investments, at fair value	$14,893,640	$—	$—	$14,893,640

CHEVRON EMPLOYEE SAVINGS INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

NOTE 4 - Investments

At December 31, 2011 and 2010, the following broad range of investment options were available to participants:

Tier 1: Core Funds

Fund Name	Fund Type
Chevron Leveraged ESOP	Company Stock
Chevron Stock	Company Stock
Vanguard Prime Money Market Fund	Money Market
Vanguard Total Bond Market Index Fund	Fixed Income
Vanguard Balanced Index Fund	Balanced
Vanguard Institutional Index Fund	Large-Cap Stock
Vanguard Total Stock Market Index Fund	Growth and Income Stock
Vanguard Extended Market Index Fund	Small & Mid-Cap Growth Stock
Vanguard Developed Markets Index Fund	International Stock

Tier 2: Supplemental Funds

Fund Name	Fund Type
Dodge & Cox Income Fund	Fixed Income
Vanguard GNMA Fund	Fixed Income
Vanguard Windsor II Fund	Large-Cap Value Stock
Vanguard PRIMECAP Fund	Large-Cap Growth Stock
Artisan Small Cap Value Fund	Small-Cap Value Stock
Artisan Mid Cap Fund	Mid-Cap Growth Stock
Neuberger Berman Genesis Fund	Small-Cap Blend Stock
BlackRock Small Cap Growth Equity Fund	Small-Cap Growth Stock
American Funds EuroPacific Growth Fund	International Stock

Tier 3: Vanguard Brokerage Option (VBO)

Through the Vanguard Brokerage Services, a participant may choose from approximately 6,000 mutual funds from Vanguard and other companies that are not included in the core or supplemental investment funds. There is a $50 annual fee charged to participants who use this option that is paid directly to Vanguard. Within each fund offered in the VBO additional fees may be charged, either accrued within a fund’s pooled price or charged directly on deposits or withdrawals depending upon the mutual fund.

CHEVRON EMPLOYEE SAVINGS INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

NOTE 4 - Investments (Continued)

Effective April 1, 2010, share classes were changed for Vanguard Total Bond Market Index Fund, Vanguard Balanced Index Fund, Vanguard Total Stock Market Index Fund, and Vanguard Extended Market Index Fund from Signal® Shares to Institutional Shares. In addition, American Funds EuroPacific Growth Fund changed share classes from R-5 to R-6 on April 1.

Investments representing 5% or more of the Plan’s net assets available for benefits consist of investments with fair values determined by quoted market prices in active markets (Level 1):

	December 31, 2011		December 31, 2010
	Participant Directed	Non-Participant Directed	Participant Directed	Non-Participant Directed
	(thousands of dollars)		(thousands of dollars)
Chevron Corporation Common Stock	$—	$8,942,544	$—	$8,299,199
Vanguard Prime Money Market Fund	1,212,910	18,420	862,600	15,720
Vanguard Total Bond Market Index Fund	1,062,108	—	898,092	—
Vanguard Institutional Index Fund	1,029,597	—	1,038,405	—

NOTE 5 - Intra-Plan Transfers

During a Plan year, as payments of principal and interest are made on the ESOP loans, shares are released from the ESOP suspense account and are transferred to the Leveraged ESOP account and are available for benefits. These transfers represent a portion of the employer contribution and reimbursement for the cash dividends paid by the Corporation to those members holding ESOP shares that were used to service the ESOP debt.

CHEVRON EMPLOYEE SAVINGS INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

NOTE 6 - Income Taxes

On March 23, 2011, the Internal Revenue Service (IRS) issued its determination that the Plan continues to be exempt from Federal income tax. The IRS audit of Plan’s annual report and records for plan year 2008 is still ongoing. To date, no issues have been identified yet since the IRS audit started in March 2010. In the opinion of the Corporation, the Plan continues to be qualified as to form. Accordingly, no provision for federal or state income taxes has been made.

The Corporation has reviewed the Plan’s administrative procedures and is of the opinion that they are in accordance with technical compliance requirements of ERISA.

U.S. GAAP requires Plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain tax position that would not meet the more likely than not standard and be-sustained upon examination by the IRS. The Plan administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2011, there are no uncertain tax positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions. The Plan administrator believes it is no longer subject to income tax examinations for years prior to 2008.

NOTE 7 - Risks and Uncertainties

The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes, both positive and negative, in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statement of net assets available for benefits.

NOTE 8 - Related Party Transactions

Certain Plan investments consist of shares of registered investment funds managed by Vanguard Fiduciary Trust Company and shares of common stock of the Corporation. Transactions with Vanguard Fiduciary Trust Company, as the trustee and recordkeeper, and the Corporation as the Plan sponsor and Plan administrator, qualify as party-in-interest transactions.

CHEVRON EMPLOYEE SAVINGS INVESTMENT PLAN

EIN 94-0890210 PLAN NO. 001

SCHEDULE H - PART IV, LINE 4(i) - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES

DECEMBER 31, 2011

(thousands of dollars)

(a)	(b) Identity of issue	Description of investment	Shares/units	(d) Cost	(e) Current value
*	Chevron Corporation	Common Stock	84,046,469	$3,664,025	$8,942,544
*	Vanguard Prime Money Market Fund	Registered Investment Company	1,231,330,349	1,231,330	1,231,330
*	Vanguard Total Bond Market Index Fund	Registered Investment Company	9,655,315	1,019,804	1,062,108
*	Vanguard Institutional Index Fund	Registered Investment Company	8,948,907	983,735	1,029,597
*	Vanguard PRIMECAP Fund	Registered Investment Company	8,183,720	468,380	505,263
*	Vanguard Developed Markets Index Fund	Registered Investment Company	48,287,015	490,474	409,957
*	Vanguard Windsor II Fund	Registered Investment Company	15,890,095	428,633	409,647
*	Vanguard Balanced Index Fund	Registered Investment Company	17,102,138	349,419	372,485
*	Vanguard Extended Market Index Fund	Registered Investment Company	8,881,463	327,092	349,397
*	Vanguard Total Stock Market Index Fund	Registered Investment Company	10,450,387	310,199	327,097
*	Vanguard GNMA Fund	Registered Investment Company	25,889,135	276,685	286,593
	Dodge and Cox Income Fund	Registered Investment Company	17,211,850	224,663	228,918
	Neuberger Berman Genesis Fund	Registered Investment Company	4,042,503	176,234	187,693
	American Funds EuroPacific Growth Fund	Registered Investment Company	5,312,904	207,071	186,642
	Artisan Small Cap Value Fund	Registered Investment Company	10,640,295	166,896	158,753
	Artisan Mid Cap Fund	Registered Investment Company	3,587,881	109,640	118,149
	BlackRock Small Cap Growth Fund	Registered Investment Company	2,412,770	52,826	56,604
*	Vanguard Brokerage Option	Vanguard Brokerage Option	—	193,902	188,802

	Total investments - per financial statements				16,051,579
	Notes receivable from participants	Interest rates ranging from 2.98% to 12.00%			133,976

	Total investments - per Form 5500				$16,185,555

*	Party-in-interest as defined by ERISA.

CHEVRON EMPLOYEE SAVINGS INVESTMENT PLAN

EIN 94-0890210 PLAN NO. 001

SCHEDULE H - PART IV, LINE 4(j) - SCHEDULE OF REPORTABLE TRANSACTIONS

FOR THE YEAR ENDED DECEMBER 31, 2011

(thousands of dollars)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Identity of party involved	Description of asset	Purchase price	Selling price	Lease rental	Expense incurred with transaction	Cost of asset	Current value of asset on transaction date	Net gain or (loss)
Category (iii) - Series of Transactions (Aggregate) in Excess of 5% of Plan Assets
Chevron Corporation*	Common Stock	$1,012,281	N/A	N/A	$—	$1,012,281	$1,012,281	$—
Chevron Corporation*	Common Stock	N/A	1,751,444	N/A	—	948,547	1,751,444	802,897

Registered investment companies

There were no category (i), (ii) or (iv) reportable transactions during the year ended December 31, 2011.

*	Party-in-interest as defined by ERISA.